Exhibit 99.1

Floor 1 FTZ International Auto Mall, 86 Tianbao Avenue, Free Trade Zone, Tianjin, P.R.China 300461

Tel: 86 (22) 25762771 Fax: 86 (22) 66271509

China Auto Logistics Receives Nasdaq Letter Regarding Non-Compliance With Minimum Bid Price Rule;

Will Consider All Options To Maintain Listing

TIANJIN, CHINA--(May 21, 2012) - China Auto Logistics Inc. (the "Company" or “CALI”) (NasdaqGM: CALI), one of China's leading developers of websites for buyers and sellers of imported and domestic automobiles, a top seller in China of imported luxury cars, and a leading provider of auto-related services, reported today it received a letter from the Nasdaq Stock Market stating that for 30 consecutive business days prior to May 15, 2012, the bid price of the Company's common stock closed below the minimum $1.00 per share requirement for continued inclusion on Nasdaq pursuant to Nasdaq Marketplace Rule 5450(a)(1) (the "Minimum Bid Price Rule").

The Nasdaq letter has no immediate effect on the listing of the Company's common stock. In accordance with Nasdaq Rule 5810(c)(3)(A), the Company will be provided 180 calendar days, or until November 12, 2012, to regain compliance with the Minimum Bid Price Rule. The Company may regain compliance with the Minimum Bid Price Rule if the bid price of the Company's Common Stock closes at $1.00 per share or more for a minimum of 10 consecutive business days at any time prior to November 12, 2012.

The Company intends to actively monitor the closing bid price of its Common Stock and will consider all available options to regain compliance with the Minimum Bid Price Rule.

Undervalued Shares

Mr. Tong Shiping, Chairman and CEO of the Company, commented further, “We believe that with our outstanding record of sales growth - - including a year over year increase of 75% in 2011, and a 32% year over year increase in our first quarter sales this year - -as well as a PE ratio of only 1.6x 2011 earnings, and a continuing growth outlook for luxury auto sales in China, we believe our shares are very significantly undervalued. Going forward, as we continue to focus on growing our business, we believe investors will recognize our strengths and CALI shares will be valued more appropriately."

About China Auto Logistics Inc.

China Auto Logistics Inc. is one of China’s top sellers of imported luxury vehicles, and also manages China’s largest imported auto mall in Tianjin. Additionally, it operates www.cali.com.cn, one of the leading automobile portals in China, as well as three major websites serving China’s auto dealers and their customers. The Company also provides a growing variety of “one stop” automobile related services such as short term dealer financing. Additional information about the Company is available at www.chinaautologisticsinc.com.

Information Regarding Forward-Looking Statements

Except for historical information contained herein, the statements in this press release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause our actual results in future periods to differ materially from forecasted results. These risks and uncertainties include, among other things, product demand, market competition, and risks inherent in our operations. These and other risks are described in our filings with the U.S. Securities and Exchange Commission.

Contacts:

Richard Sun

sjz_cali@126.com

Ken Donenfeld

DGI Investor Relations Inc.

kdonenfeld@dgiir.com

Tel: 212-425-5700

Fax: 646-381-9727